Exhibit 99.1

TRAVELERS PROPERTY CASUALTY REPORTS RECORD FOURTH QUARTER NET INCOME OF $488.7
MILLION COMPARED TO A LOSS OF $793.4 MILLION IN THE 2002 QUARTER

Diluted Net Income Per Share Was $0.49
Compared To A Loss of $0.79 In 2002 Quarter

Net Income For Full Year 2003 Was
$1.696 Billion Or $1.68 Per Share, Diluted

HARTFORD, Conn. (January 28, 2004) – Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) today reported net income for the fourth quarter of $488.7 million, or $0.49 per share, basic and diluted, compared to a net loss of $793.4 million, or $0.79 per share, basic and diluted, in the prior year quarter. The prior year quarter included a net charge of $1.297 billion to strengthen asbestos reserves.

Record Quarter For Operating And Net Income

☐	Achieved record operating income of $463.3 million, which included substantial strengthening of prior year reserves, due to continued strong current accident year results for Commercial Lines and record operating income for Personal Lines. The consolidated combined ratio improved to 96.2%.

☐	Maintained a high level of profitability with operating return on equity of 17.4%.

☐	Recorded a consolidated underwriting gain of $343.7 million, before catastrophes and prior year reserve development, a $269.8 million increase over the prior year quarter.

☐	Grew consolidated net written premiums by 11% to $3.389 billion on strong growth in both Commercial and Personal Lines.

☐	Agreed to merge with The St. Paul Companies, combining two leaders in the property casualty industry and creating a broad-based, property casualty company with enhanced growth opportunities.

“We had another strong quarter, achieving a level of profitability that is historically among the top tier in our industry,” said Robert I. Lipp, Chairman and Chief Executive Officer. “We are very pleased with our new business volumes and continue to benefit from the positive rate environment.

“We also made excellent progress in preparing for the integration of our businesses with those of The St. Paul and are on track to complete the merger during the second quarter. We have identified a strong management team at both the senior and field levels, are well down the road in analyzing systems integration needs, and are proceeding as planned in our regulatory submissions and reviews,” said Mr. Lipp.

Fourth Quarter Consolidated Results

(for the quarter ended December 31, in millions, after tax)	2003	2002	Change

Consolidated underwriting gain, before catastrophes and prior year reserve development	$343.7	$73.9	$269.8
Catastrophes	(30.2)	(18.9)	(11.3)
Prior year reserve development — benefit / (charge):
Asbestos (1)	—	(1,296.8)	1,296.8
All other	(203.5)	(34.5)	(169.0)
Accretion of discount	(11.7)	(7.3)	(4.4)

Underwriting gain (loss)	98.3	(1,283.6)	1,381.9
Net investment income	378.9	363.1	15.8
Other, including interest expense and minority interest	(13.9)	(4.8)	(9.1)

Consolidated operating income (loss)	463.3	(925.3)	1,388.6
Net realized investment gains	25.4	131.9	(106.5)

Consolidated net income (loss)	$488.7	$(793.4)	$1,282.1

(1)	Net of benefit of $360.7 million in 4Q02 related to asbestos incurrals subject to the Citigroup indemnification agreement. Note: See Glossary of Financial Measures on page 11.

Consolidated operating income for the quarter was $463.3 million compared to an operating loss of $925.3 million in the prior year quarter that resulted from a $1.297 billion net reserve charge for asbestos. (See Prior Year Reserve Development below.) The difference between net and operating income (loss) in the current and prior year quarters is the inclusion in net income (loss) of net realized investment gains and losses.

The consolidated underwriting gain component of operating income, before catastrophes and prior year reserve development, increased $269.8 million to $343.7 million, after tax, primarily due to the favorable rate environment and a decline in non-catastrophe-related property loss frequency in both Commercial and Personal Lines. Catastrophe losses were $30.2 million, principally due to the impact on Personal Lines of the California wildfires and wind and storms in the Northeast and Midwest, compared to $18.9 million in the prior year quarter. The current quarter also included a charge for non-asbestos-related prior year reserve development of $203.5 million compared to $34.5 million in the prior year quarter. (See Prior Year Reserve Development below).

Net investment income, after tax, increased $15.8 million to $378.9 million compared to $363.1 million in the prior year quarter. This increase resulted from higher returns on alternative investments and higher average invested assets resulting from continuing strong operating cash flows, partially offset by lower average yields on fixed income securities. The after tax investment yield, which declined 20 basis points from the prior year quarter to 4.2%, was up 30 basis points from the third quarter of 2003.

(for the quarter ended December 31, in millions)	2003	2002	Change

Consolidated net written premiums
Commercial Lines	$2,125.1	$1,920.7	11%
Personal Lines	1,264.3	1,145.6	10

Total	$3,389.4	$3,066.3	11%

Commercial Lines net written premiums increased $204.4 million or 11% due to higher rates, new business growth in targeted markets and strong retention across all major business lines. Personal Lines net written premiums increased $118.7 million or 10% due to higher rates as well as increased business volumes and strong retention.

(for the quarter ended December 31)	2003	2002	Change

Consolidated GAAP combined ratio, before catastrophes and prior year reserve development:
Loss and loss adjustment expense (LAE) ratio	58.6%	67.2%	(8.6	) pts
Other underwriting expense ratio	26.3	28.8		(2.5)

	84.9	96.0		(11.1)
Catastrophes	1.4	1.0		0.4
Prior year reserve development — (benefit) / charge:
Asbestos	—	67.9		(67.9)
All other	9.4	1.8		7.6
Accretion of discount	0.5	0.4		0.1

Consolidated GAAP combined ratio	96.2%	167.1%	(70.9	) pts

Note: See Glossary of Financial Measures on page 11.

The 11.1 point improvement in the consolidated GAAP combined ratio, before catastrophes and prior year reserve development, to 84.9% reflects an 8.6 point improvement in the loss and LAE ratio and a 2.5 point improvement in the underwriting expense ratio. The improvement in the loss and LAE ratio was primarily due to the favorable rate environment and the benefit of declining current accident year non-catastrophe-related property claim frequency. The improvement in the consolidated GAAP combined ratio also reflects significantly less prior year reserve development. (See Prior Year Reserve Development below).

Prior Year Reserve Development

(for the quarter ended December 31, in millions,
after tax and reinsurance)	2003	2002	Change

Net benefit (charge) resulting from prior year reserve development
Commercial Lines
Asbestos(1)	$—	$(1,296.8)	$1,296.8
All other	(269.4)	(61.8)	(207.6)

Total Commercial Lines	(269.4)	(1,358.6)	1,089.2
Personal Lines	65.9	27.3	38.6

Total	$(203.5)	$(1,331.3)	$1,127.8

(1)	Net of benefit of $360.7 million in 4Q02 related to asbestos incurrals subject to the Citigroup indemnification agreement. Note: See Glossary of Financial Measures on page 11.

Commercial Lines prior year reserve development in the current quarter resulted in a charge of $269.4 million, net of reinsurance and tax. The principal components of this charge, net of reinsurance and tax, were a $163.8 million charge associated with Gulf Insurance, a majority owned subsidiary that writes specialty insurance; a $74.8 million charge associated with American Equity, a run-off operation; and a $38.9 million charge associated with environmental coverages. These charges were partially offset by favorable prior year reserve development primarily associated with commercial property coverages in which Travelers has continued to experience lower non-catastrophe-related property claim frequency. Commercial Lines prior year reserve development in the 2002 quarter primarily resulted from the $1.297 billion asbestos-related charge, net of reinsurance, tax and the benefit from the Citigroup indemnification agreement.

Personal Lines favorable prior year reserve development in the current quarter of $65.9 million, net of reinsurance and tax, resulted from a $32.5 million reduction in reserves, net of reinsurance and tax, related to the terrorist attack on September 11, 2001, and continued improvement in non-catastrophe-related property claim frequency in both homeowners and non-bodily-injury automobile businesses. The prior year quarter benefit of $27.3 million also resulted from lower non-catastrophe-related property claim frequency.

Year to Date Consolidated Results

(for the twelve months ended December 31,
in millions, after tax)	2003	2002	Change

Consolidated underwriting gain, before catastrophes and prior year reserve development	$865.7	$317.1	$548.6
Catastrophes	(229.0)	(54.7)	(174.3)
Prior year reserve development — benefit / (charge):
Asbestos (1)	—	(1,394.3)	1,394.3
All other	(309.4)	(92.8)	(216.6)
Accretion of discount	(47.3)	(28.9)	(18.4)

Underwriting gain (loss)	280.0	(1,253.6)	1,533.6
Net investment income	1,415.2	1,402.5	12.7
Other, including interest expense and minority interest	(19.9)	(30.7)	10.8

Consolidated operating income	1,675.3	118.2	1,557.1
Net realized investment gains	20.7	99.0	(78.3)
Restructuring charge	—	(1.6)	1.6
Cumulative effect of change in accounting principle	—	(242.6)	242.6

Consolidated net income (loss)	$1,696.0	$(27.0)	$1,723.0

(1)	Net of benefit of $520.0 million in 2002 related to asbestos incurrals subject to the Citigroup indemnification agreement. Note: See Glossary of Financial Measures on page 11.

For the full year 2003, net income was $1.696 billion, or $1.68 per share, diluted, compared to a net loss of $27.0 million, or $0.03 per share, diluted, for the prior year. Net loss for the prior year included charges of $1.394 billion for asbestos reserve strengthening and a cumulative charge of $242.6 million, after tax, resulting from a change in accounting principle relating to goodwill.

Consolidated operating income for the full year 2003 was $1.675 billion compared to $118.2 million in the prior year. The difference between net and operating income (loss) in the year-over-year comparison is the inclusion in net income (loss) of net realized investment gains, which were $78.3 million lower in the current year, restructuring charges of $1.6 million in the prior year compared to none in the current year, and the cumulative effect of a change in accounting principle as noted above.

The 2003 underwriting gain component of operating income, before catastrophes and prior year reserve development, more than doubled to $865.7 million from $317.1 million, after tax, primarily due to the favorable rate environment and improved non-catastrophe-related property claim frequency.

Catastrophe losses of $229.0 million, net of reinsurance and after tax, increased from $54.7 million in the prior year. The current year losses reflect higher catastrophe losses in each of the 2003 quarters as compared to 2002, including the impact of storms in the second quarter and Hurricane Isabel in the third quarter.

Operating income also reflects lower net charges for prior year reserve development in the current year as compared to the 2002 period, which included an asbestos reserve charge of $1.297 billion in the fourth quarter. Non-asbestos-related charges for prior year reserve development in the current year primarily relate to a first quarter charge by Gulf Insurance for a line of business that insured the residual values of leased vehicles and that was placed in run-off in late 2001, along with the fourth quarter charges described above in Prior Year Reserve Development. Net investment income, after tax, was up slightly from the prior year period due to higher returns on alternative investments and higher average invested assets that resulted from strong operating cash flows, partially offset by lower average yields on fixed income securities.

Commercial Lines Operating Income Exceeds $300 Million

(for the quarter ended December 31, in millions,
after tax)	2003	2002	Change

CL underwriting gain, before catastrophes and prior year reserve development	$272.0	$55.0	$217.0
Catastrophes	2.4	—	2.4
Prior year reserve development — benefit / (charge):
Asbestos (1)	—	(1,296.8)	1,296.8
All other	(269.4)	(61.8)	(207.6)
Accretion of discount	(11.7)	(7.3)	(4.4)

Underwriting loss	(6.7)	(1,310.9)	1,304.2
Net investment income	312.5	289.7	22.8
Other, including minority interest	(3.5)	12.6	(16.1)

CL operating income (loss)	$302.3	$(1,008.6)	$1,310.9

(1)	Net of benefit of $360.7 million in 4Q02 related to asbestos incurrals subject to the Citigroup indemnification agreement. Note: See Glossary of Financial Measures on page 11.

Commercial Lines operating income was $302.3 million, compared to an operating loss of $1.009 billion in the prior year quarter. The underwriting gain, before catastrophes and prior year reserve development, increased to $272.0 million primarily due to the favorable rate environment and favorable non-catastrophe-related property claim frequency. Net investment income increased 8% to $312.5 million compared to the prior year quarter. Also see Prior Year Reserve Development above.

(for the quarter ended December 31, in millions)	2003	2002	Change

CL net written premiums by market
Core:
National Accounts	$239.2	$222.4	8%
Commercial Accounts	1,006.6	896.4	12
Select Accounts	515.2	488.0	6

Total Core	1,761.0	1,606.8	10
Specialty:
Bond	195.6	163.4	20
Gulf	168.5	150.5	12

Total Specialty	364.1	313.9	16

Total	$2,125.1	$1,920.7	11%

Commercial Lines net written premiums increased $204.4 million or 11% due to higher rates, new business growth in targeted markets and strong retention across all major lines of business.

Core

•	In National Accounts, which provides loss-sensitive insurance products to large corporations and fee-based services to self-insured corporations and state-sponsored workers’ compensation residual market pools, net written premiums of $239.2 million increased $16.8 million over the prior year quarter. Written fees rose 37% from $118.3 million in the prior year quarter to $162.1 million. National Accounts continued to benefit from rate increases, higher new business levels that, in part, resulted from our third quarter 2003 renewal rights transaction with Royal & SunAlliance, and higher business volumes in residual market pools.

•	In Commercial Accounts, which primarily serves mid-sized businesses, net written premiums increased 12% to $1.007 billion due to higher rates, new business growth in targeted markets and strong retention. Renewal price change increases were 8%, as compared to 17% in the 2002 quarter and 9% in the third quarter of 2003 reflecting on-going rate moderation, particularly in the property businesses.

•	In Select Accounts, which serves small businesses, net written premiums increased 6% to $515.2 million. The increase was primarily due to strong retention and renewal price change increases that averaged 13% in the current quarter, compared to 14% in the third quarter of 2003 and 17% in the prior year quarter.

Specialty

•	In Bond, which provides surety bonds and executive liability insurance for small and mid-sized accounts, net written premiums increased 20% to $195.6 million. This increase reflects the favorable rate environment and strong new business, principally in executive liability products.

•	In Gulf, which provides a broad range of management and professional liability coverages and excess and surplus lines of insurance, net written premiums increased 12% to $168.5 million due to the continued positive rate environment across all product lines.

(for the quarter ended December 31)	2003	2002	Change

CL GAAP combined ratio, before catastrophes and prior year reserve development:
Loss and LAE ratio	54.5%	64.8%	(10.3	)pts
Other underwriting expense ratio	26.4	30.4		(4.0)

	80.9	95.2		(14.3)
Catastrophes	(0.2)	—		(0.2)
Prior year reserve development — (benefit) / charge:
Asbestos	—	110.8		(110.8)
All other	20.1	5.3		14.8
Accretion of discount	0.9	0.6		0.3

CL GAAP combined ratio	101.7%	211.9%	(110.2	)pts

Note: See Glossary of Financial Measures on page 11.

The 14.3 point improvement to 80.9% in the Commercial Lines GAAP combined ratio, before catastrophes and prior year reserve development, reflects a 10.3 point improvement in the loss and LAE ratio, driven, in part, by the continued improvement in non-catastrophe-related property claim frequency. The 4.0 point improvement in the underwriting expense ratio was primarily due to the benefits of the favorable rate environment and further expense leverage. Prior year reserve development increased the combined ratio by 20.1 points in the current quarter as compared to 116.1 points in the prior year quarter. (See Prior Year Reserve Development above).

Personal Lines Fundamentals Remain Strong

(for the quarter ended December 31, in millions, after tax)	2003	2002	Change

PL underwriting gain, before catastrophes and prior year reserve development	$71.7	$18.9	$52.8
Catastrophes	(32.6)	(18.9)	(13.7)
Prior year reserve development — benefit / (charge)	65.9	27.3	38.6

Underwriting gain	105.0	27.3	77.7
Net investment income	66.4	73.3	(6.9)
Other	13.6	13.1	0.5

PL operating income	$185.0	$113.7	$71.3

Note: See Glossary of Financial Measures on page 11.

Personal Lines operating income was $185.0 million compared to $113.7 million in the prior year quarter. The underwriting gain, before catastrophes and prior year reserve development, increased $52.8 million to $71.7 million primarily due to the favorable rate environment and continued lower non-catastrophe property claim frequency.

Catastrophe losses of $32.6 million were $13.7 million higher in the current quarter than in the prior year quarter due principally to the California wildfires and wind and storms in the Northeast and Midwest. Also see Prior Year Reserve Development above.

(for the quarter ended December 31, in millions)	2003	2002	Change

PL net written premiums by product line
Automobile	$742.7	$699.4	6%
Homeowners and other	521.6	446.2	17

Total	$1,264.3	$1,145.6	10%

Net written premiums increased $118.7 million, or 10%, over the prior year quarter, due to rate increases and higher business volumes in both the Automobile and the Homeowners and other lines of business.

•	Automobile net written premiums increased 6% to $742.7 million. Renewal price change increases averaged 5%, which was 3 points below the fourth quarter of 2002. Retention levels were 81%, consistent with the 2002 quarter. Policies in force rose for the eleventh consecutive quarter and grew by 4% from the prior year quarter.

•	Homeowners and other net written premiums increased 17% to $521.6 million. Renewal price change increases averaged 9% compared to 15% in the fourth quarter 2002 and 11% in the third quarter 2003. The higher level of renewal price change increases in the prior year quarter was mostly attributable to rate increases in Texas. Retention levels were 81%, consistent with the 2002 quarter. Policies in force rose for the sixth consecutive quarter and grew 6% from the prior year quarter.

•	Production through independent agents, which represented 81% of net written premiums, was up 11% to $1.029 billion. Production through other channels, which includes affinity and joint marketing arrangements, was up 8% to $235.5 million.

(for the quarter ended December 31)	2003	2002	Change

PL GAAP combined ratio, before catastrophes and prior year reserve development:
Loss and LAE ratio	65.1%	71.0%	(5.9	)pts
Other underwriting expense ratio	26.2	26.4		(0.2)

	91.3	97.4		(6.1)
Catastrophes	4.0	2.6	1.4
Prior year reserve development — (benefit) / charge	(8.1)	(3.7)		(4.4)

PL GAAP combined ratio	87.2%	96.3%	(9.1	)pts

Note: See Glossary of Financial Measures on page 11.

The 6.1 point improvement to 91.3% in the Personal Lines GAAP combined ratio, before catastrophes and prior year reserve development, reflects an improvement in both the loss and LAE ratio and the underwriting expense ratio. The improvement in the loss and LAE ratio resulted from the favorable rate environment and continuing reductions in non-catastrophe property claim frequency. Catastrophes increased the combined ratio by 4.0 points while favorable prior year reserve development lowered the combined ratio by 8.1 points. (See Prior Year Reserve Development above).

Interest Expense and Other Has Been Reduced

The after tax charge of $24.0 million in the quarter for Interest Expense and Other decreased from $30.4 million in the prior year quarter, primarily due to lower interest expense and lower shareholder service costs. Interest expense was $22.8 million, after tax, in the current year quarter, as compared to $25.7 million in the 2002 quarter.

Investment Highlights

After tax net investment income increased 4% to $378.9 million compared to $363.1 million in the prior year quarter. Net investment income increased due to higher returns on alternative investments and higher average invested assets resulting from continuing strong operating cash flows. These increases were partially offset by lower average yields on fixed income securities. The after tax investment yield of 4.2%, while 20 basis points lower than the prior year quarter, was 30 basis points higher than the third quarter of 2003.

Net realized investment gains of $38.7 million for the quarter, before tax, or $25.4 million, after tax, resulted from net realized investment gains of $44.6 million principally from the sale of fixed maturity securities, partially offset by impairments of $5.9 million. For the prior year quarter, net realized investment gains of $205.2 million, before tax, or $131.9 million, after tax, resulted from net realized investment gains of $265.7 million principally from the sale of fixed maturity securities, partially offset by impairments of $60.5 million.

Invested assets, after adjusting for the effects of securities in process of settlement and securities lending activities, were $37.593 billion, an increase of $3.365 billion over the comparable December 31, 2002, amount. Invested assets benefited from strong operating cash flows and the higher carrying value of the fixed maturity portfolio resulting from lower interest rates. Net unrealized investment gains as of December 31, 2003, were $1.628 billion, or $1.060 billion after tax and minority interest, compared to $1.115 billion, or $731.6 million after tax and minority interest, as of December 31, 2002.

###

Financial Supplement: http://www.travelers.com/investor/earnings

Our financial supplement is available at our website by clicking on the above link. The supplement provides a more in-depth view of our performance.

Webcast: http://www.travelers.com/investor/

Travelers’ management will review the Company’s fourth quarter results via webcast at 10:00 AM (EDT) today. Following the live event, an audio playback of the webcast will be available until February 28 and the slide presentation and financial supplement will be archived at the web site noted above. To listen to the webcast or the playback, click on the above link.

About Travelers Property Casualty

Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers’ compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. The Company is the second largest writer of homeowners and auto insurance through independent agents. On November 17, 2003, Travelers announced an agreement to merge with The St. Paul Companies, Inc. The merger is expected to be completed in the second quarter of 2004. For more information on Travelers products, see www.travelers.com.

CONTACTS

Media:	Institutional Investors:	Individual Investors:
Keith Anderson	Maria Olivo	Marc Parr
860/954-6390	860/277-8330	860/277-0779

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. These measures are components of net income but, in some cases, are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income, and in some cases, require inclusion or exclusion of certain items not ordinarily included or excluded in a GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations.

Operating income and operating income per share: Net income excluding the after-tax impact of net realized investment gains (losses) and cumulative effect of changes in accounting principles. For 2002 and prior, operating income also excludes non-recurring restructuring charges related to periods prior to the spin-off from Citigroup.

Return on equity is the ratio of net income to average equity. Operating return on equity is the ratio of operating income to average equity excluding net unrealized gains or losses on investment securities, net of tax.

In the opinion of the Company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results. In particular, net realized investment gains or losses are significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. In addition, the Company’s management uses operating income, operating income per share and operating return on equity internally to evaluate performance against historical results and established financial targets on a consolidated basis.

Underwriting gain or loss: The profit or loss experienced by a property casualty insurance company after deducting claims and claim adjustment expenses and insurance-related expenses from net earned premiums and fee income. This profit or loss calculation includes reinsurance assumed and ceded but excludes net investment income.

Underwriting gain or loss measures the return on the Company’s in force property casualty contracts and reflects the contribution of underwriting activities to earnings. Underwriting gain or loss includes the effects of catastrophes and loss reserve development.

•	A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

•	Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims. Loss reserve development may be related to prior year or current year development. In the opinion of the Company’s management, a discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

The Company uses consolidated underwriting gain or loss before catastrophes and prior year reserve development to represent the contribution to earnings from current period underwriting (i.e., without development on business written in prior periods) and the highly irregular effects of catastrophes. A reconciliation of these measures to net income is provided on page 2.

Forward Looking Statement

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Specifically, we may have forward-looking statements about our results of operations, financial condition and liquidity, and the sufficiency of our asbestos reserves. These forward-looking statements also include statements about our proposed merger with The St. Paul Companies, Inc, including but not limited to statements regarding the integration of our business with St. Paul’s. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

In particular, the sufficiency of our asbestos reserves, as well as our results of operations, financial condition and liquidity, to the extent impacted by the sufficiency of our asbestos reserves, is subject to a number of potential adverse developments including, among others, adverse developments involving asbestos claims and related litigation, the willingness of parties, including the Company, to settle disputes, the impact of aggregate policy coverage limits, and the impact of bankruptcies of various asbestos producers and related businesses. In addition, we may not be able to fully integrate our business with that of St. Paul’s in the manner or in the time frame currently anticipated. Some other risks and uncertainties include, but are not limited to those discussed and identified in our public filings with the Securities and Exchange Commission (the “SEC”).

Some of the other factors that could cause actual results to differ include, but are not limited to, the following: our inability to obtain price increases due to competition or otherwise; the performance of the Company’s investment portfolios, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; insufficiency of, or changes in, loss reserves; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the Company’s expectations; exposure to, and adverse developments involving, environmental claims and related litigation; the impact of claims related to exposure to potentially harmful products or substances, including, but not limited to, lead paint, silica and other potentially harmful substances; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and home repair costs; developments relating to coverage and liability for mold claims; the effects of corporate bankruptcies on surety bond claims; adverse developments in the cost, availability and/or ability to collect reinsurance; the ability of the Company’s subsidiaries to pay dividends to the Company; adverse outcomes in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; the impact of legislative actions, including federal and state legislation related to asbestos liability reform; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the Company’s claims-paying and financial strength ratings; the loss or significant restriction on the Company’s ability to use credit scoring in the pricing and underwriting of Personal Lines policies; and amendments to, and changes to the risk-based capital requirements. For more information about these and other factors that may affect the Company, please refer to the information under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Outlook” and “– Forward-Looking Statements” in the Travelers Annual Report on Form 10K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

Summary of Financial Information			Travelers Property Casualty Corp.
(in millions, except per share data)

	At and for the quarter		At and for the year
	ended December 31,		ended December 31,

	2003	2002	2003	2002

Operating income (loss)	$463.3	$(925.3)	$1,675.3	$118.2
Net realized investment gains	25.4	131.9	20.7	99.0
Restructuring charge	—	—	—	(1.6)
Cumulative effect of change in accounting principle	—	—	—	(242.6)

Net income (loss)	$488.7	$(793.4)	$1,696.0	$(27.0)

Basic earnings per share
Operating income (loss)	$0.46	$(0.92)	$1.67	$0.12
Net realized investment gains	0.03	0.13	0.02	0.11
Cumulative effect of change in accounting principle	—	—	—	(0.26)

Net income (loss)	$0.49	$(0.79)	$1.69	$(0.03)

Diluted earnings per share
Operating income (loss)	$0.46	$(0.92)	$1.66	$0.12
Net realized investment gains	0.03	0.13	0.02	0.11
Cumulative effect of change in accounting principle	—	—	—	(0.26)

Net income (loss)	$0.49	$(0.79)	$1.68	$(0.03)

Weighted average number of common shares outstanding (basic)	1,001.0	1,000.4	1,002.0	949.5
Weighted average number of common shares outstanding and common stock equivalents (diluted)	1,006.5	1,000.4	1,007.3	951.2
Common shares outstanding at period end	1,005.5	1,003.9	1,005.5	1,003.9
Common stock dividends declared	$80.4	$—	$281.8	$5,252.5 (1)

Operating income (loss) by segment
Commercial Lines	$302.3	$(1,008.6)	$1,295.0	$(125.8)
Personal Lines	185.0	113.7	492.5	346.9
Interest Expense and Other	(24.0)	(30.4)	(112.2)	(102.9)

	$463.3	$(925.3)	$1,675.3	$118.2

Return on equity	16.7%	(29.8)%	15.3%	(0.3)%
Operating return on equity	17.4%	(37.9)%	16.6%	1.2%

(1)	Dividends were primarily paid in the form of notes, which were substantially prepaid from the $4.1 billion of net proceeds from the March 2002 initial public offering and the issuance of $892.5 million of convertible notes.
Note: See Glossary of Financial Measures on page 11.

Summary of Financial Information			Travelers Property Casualty Corp.
(in millions)

	For the quarter		For the year
	ended December 31,		ended December 31,

	2003	2002	2003	2002

Revenues
Premiums	$3,317.2	$2,938.7	$12,545.4	$11,155.3
Net investment income	499.1	487.2	1,868.8	1,880.5
Fee income	156.3	124.8	560.0	454.9
Net realized investment gains	38.7	205.2	38.0	146.7
Recoveries from former affiliate	—	360.7	—	520.0
Other revenues	30.7	36.7	127.0	112.3

	$4,042.0	$4,153.3	$15,139.2	$14,269.7

Revenues by segment excluding net realized investment gains (losses)
Commercial Lines (1)	$2,632.8	$2,687.9	$9,830.4	$9,303.5
Personal Lines	1,370.5	1,260.2	5,268.9	4,818.9
Interest Expense and Other	—	—	1.9	0.6

	$4,003.3	$3,948.1	$15,101.2	$14,123.0

Net written premiums
Commercial Lines	$2,125.1	$1,920.7	$8,119.4	$7,369.5
Personal Lines	1,264.3	1,145.6	5,081.4	4,575.0

	$3,389.4	$3,066.3	$13,200.8	$11,944.5

GAAP combined ratios:
Commercial Lines (2)
Loss and loss adjustment expense ratio	75.3%	181.5%	71.7%	101.3%
Other underwriting expense ratio	26.4%	30.4%	26.7%	27.6%

Combined ratio	101.7%	211.9%	98.4%	128.9%

Personal Lines
Loss and loss adjustment expense ratio	61.0%	69.9%	69.1%	73.6%
Other underwriting expense ratio	26.2%	26.4%	25.3%	25.8%

Combined ratio	87.2%	96.3%	94.4%	99.4%

Total Company (2)
Loss and loss adjustment expense ratio	69.9%	138.3%	70.7%	90.5%
Other underwriting expense ratio	26.3%	28.8%	26.2%	26.9%

Combined ratio	96.2%	167.1%	96.9%	117.4%

(1)	Includes $360.7 million and $520.0 million of recoveries from Citigroup related to asbestos incurrals subject to the Citigroup indemnification agreement in 4Q02 and YTD 4Q02, respectively.

(2)	For purposes of computing GAAP combined ratios, losses recovered under the Citigroup asbestos agreement are excluded and fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses. Before policyholder dividends.